UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 12, 2018
Date of Report

Cantabio Pharmaceuticals Inc.
(Exact name of small business issuer as specified in its charter)

Delaware	000-54905	99-0373067
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 Oakmead Pkwy Sunnyvale, California (Address of principal executive offices)	94303 (Zip Code)

(650) 320-1765
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01
Entry into a Material Definitive Agreement

On March 26, 2018, we entered into debt conversion agreements with each of our executive officers. Pursuant to the terms of such agreements, we converted an aggregate of $180,000 of unpaid salary and bonuses due to such executive officers into 7,200,000 shares of our common stock at $0.025 per share.

Item 3.02
Unregistered Sale of Equity Securities

On January 12, 2018, a holder of a convertible loan converted $134,994 of interest and principal on such debenture into 5,959,664 shares of our common stock at $0.02256 per share pursuant to the terms of such debenture.

On February 23, 2018, we issued bonus shares to key members of the Company’s main in-house laboratory staff. An aggregate of 191,349 shares were issued to 5 employees.

On March 26, 2018, we issued our officers and directors aggregate bonuses for services rendered since December 31, 2015 of $180,000. In lieu of paying such bonuses in cash, we paid such bonuses by issuing 7,200,000 shares of our common stock.

On March 27, 2018, a holder of a convertible debenture converted $33,448 of interest and principal on such debenture into 910,384 shares of our common stock at $0.03674 per share pursuant to the terms of such debenture.

In addition, the information set forth in Item 1.01 hereof is incorporated by reference into this Item 3.02.

As a result of the share issuances discussed herein, our outstanding shares of common stock increased from 30,395,804 prior to the issuances to 51,857,201 after the issuances.

The securities discussed herein were issued in reliance on exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Act”).  These transactions qualified for exemption from registration because among other things, (i) the transactions did not involve a public offering, (ii) the security holders were accredited investors, qualified institutional buyers and/or directors or executive officers of our company, (iii) the security holders had access to information about our company and its investment, (iv) the investor took the securities for investment and not resale and (v) where appropriate, we took measures to restrict the transfer of the securities.

Item 9.01
Financial Statements and Exhibits.

Exhibits.

10.1	Form of Debt Conversion Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANTABIO PHARMACEUTICALS INC.
Date: April 11, 2018	By: /s/ Thomas Roger Sawyer Name: Thomas Roger Sawyer Title: Chief Operating Officer